EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated December 18, 2008, with respect to the statements of condition including the related portfolios of BRIC Opportunity Portfolio 2009-1, Ardour Global Alternative Energy Portfolio 2009-1 and Perella Weinberg Partners Aerospace, Defense & Security Portfolio 2009-1(included in Van Kampen Unit Trusts, Series 822) as of December 18, 2008, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-154217) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                              GRANT THORNTON LLP


New York, New York
December 18, 2008